As filed with the Securities and Exchange Commission on December 2, 1996
                                                  Registration No. 333-14477

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.


                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 1)


                                 DURWOOD, INC.
                (Name of small business issuer in its charter)


Delaware    (State or other jurisdiction of incorporation or organization)
5996        (Primary Standard Industrial Classification Code Number)
87-0561426  (I.R.S. Employer Identification No.)


4085 West 4715 South, Kearns, Utah 84118  (801) 967-0777
(Address & telephone number of principal executive offices
& place of business)


Darren Heiselt, 4085 West 4715 South, Kearns, Utah 84118 (801) 967-0777 (Name, address & telephone number of agent for service)


Copies to:
Thomas G. Kimble & Van L. Butler
THOMAS G. KIMBLE & ASSOCIATES     (801) 531-0066
311 South State Street, Suite 440, Salt Lake City, Utah 84111


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
______________________________________________________________________________
                        CALCULATION OF REGISTRATION FEE
                            (previously submitted)
Title of Each Class|Amount to be|Proposed Maximum   |Proposed Maximum|Amount
of Securities to be|Registered |Offering Price/Unit|Aggregate Price |of fee Registered

Common Stock          200,000         $  .50           $  100,000     $100.00
------------------------------------------------------------------------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                200,000 Shares
                                 DURWOOD, INC.
                                 Common Stock

      Durwood, Inc. (the "Company"), is offering, on a "best efforts, minimum-maximum" basis, up to 200,000 shares of its $.001 par value common stock, (the "Shares") to the public at a price of $.50 per Share.

      Prior to this offering, there has been no public market for the Shares. The Shares will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering and there can be no assurance that a market will develop or, if a market should develop, that it will continue. The initial public offering price has been arbitrarily determined by the Company and bears no relationship to assets, shareholders' equity or any other recognized criteria of value.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL AND IMMEDIATE DILUTION AND SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD TO RISK THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" on page 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
------------------------------------------------------------------------------
                                       Price to  Commissions &   Proceeds to
                                       Public(1) Discounts(1)(2) Company(2)(3)
Per Share                                  $.50         $.07          $.43
Total Minimum                           $  50,000    $  7,000      $  43,000
Total Maximum                           $ 100,000    $ 14,000      $  86,000
------------------------------------------------------------------------------

(1) The offering price is payable in cash upon subscription. The offering will be managed by the Company and the Shares will be offered and sold by the Company without any discounts or other commissions, in reliance upon Rule 3a4-1. Licensed NASD Broker-dealers may also participate and receive commission of up to 14% of the offering price on sales made by them, or the Company may pay finders fees to nonaffiliates for investor introductions. The Company will update this prospectus to identify any broker-dealers who become involved in the selling effort. See "Plan of Distribution."

(2) Proceeds to the Company are shown assuming payment of commissions to licensed NASD broker-dealers with respect to all shares sold, but before deducting other offering expenses payable by the Company estimated at $12,000, for legal and accounting fees and printing costs.

(3) Proceeds will be deposited no later than noon of the next business day after receipt into an escrow account with Brighton Bank, 311 South State Street, Salt Lake City, Utah 84111, pending receipt of subscriptions for at least $50,000. If subscriptions for a minimum of 100,000 Shares have not been received within 120 days from the date hereof (unless extended by the Company for up to 30 additional days), all proceeds will be promptly refunded to subscribers without interest thereon or deduction therefrom. Subscribers will have no right to return or use of their funds during the offering period, which may last up to 150 days. Affiliates may purchase Shares in the offering and no limits have been imposed in this regard, but no one has made any commitment to purchase any portion of the offering in order to reach the minimum.

      The Shares are being offered by the Company subject to prior sale, receipt and acceptance by the Company, and approval of certain matters by counsel. The Company reserves the right to withdraw or cancel such offer and reject any order, in whole or in part.

               The date of this Prospectus is           , 1996

                             AVAILABLE INFORMATION

      The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, under the Securities Act of 1933, as amended (the "Securities Act), with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. For further information regarding both the Company and the Securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected without charge at the public reference facilities of the Commission's Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Washington, D.C. office upon request and payment of the prescribed fee.

      As of the date of this Prospectus, the Company became subject to the informational requirements of the Securities Exchange Act of 1934, as amended (The "Exchange Act") and, in accordance therewith, will file reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act will be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, New York, New York 10007; Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      Copies of the Company's Annual, Quarterly and other Reports which will be filed by the Company with the Commission commencing with the Quarterly Report for the first quarter ended after the date of this Prospectus (due 45 days after the end of such quarter) will also be available upon request, without charge, by writing Durwood, Inc., 4085 West 4715 South, Kearns, Utah 84118.

UNTIL [90 DAYS AFTER THE DATE OF THIS PROSPECTUS], ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE SECURITIES COMMISSION OR OTHER STATE REGULATORY AUTHORITY, AND NO SUCH REGULATORY AUTHORITY HAS PASSED UPON THE TERMS OF THIS OFFERING OR APPROVED THE MERITS THEREOF. INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THIS OFFERING IN EVALUATING THE MERITS AND RISKS OF THE OFFERING AND MAKING AN INVESTMENT DECISION.

THIS PROSPECTUS SHOULD BE READ IN ITS ENTIRETY BY ANY PROSPECTIVE INVESTOR PRIOR TO HIS OR HER INVESTMENT.

                              PROSPECTUS SUMMARY

      This summary is qualified in its entirety by the more detailed information appearing elsewhere in the Prospectus.

                                  The Company

      Durwood, Inc. (the "Company") was recently incorporated under the laws of the State of Delaware on July 12, 1996. The Company has not commenced active business operations and is considered a development stage company. The proposed business and purpose of the Company's formation is to engage in the business of making and selling custom pool cues as collectors items as well as for playing pool and billiards. The Company intends to use the proceeds of this offering, if successful, to purchase equipment for manufacturing custom pool cues and also wood and other raw materials for manufacture into finished goods inventory, and for initial working capital to begin active business operations upon completion of this offering.

      The Company's mailing address and telephone number of its principal executive offices are 4085 West 4715 South, Kearns, Utah 84118. (801) 967-0777.

                                 The Offering

Securities offered

200,000 Shares of Common Stock, $.001 par value ("Common Stock") of the Company. See "Description of Securities".

Offering Price

$.50 Per Share.

Plan of Distribution

The offering will be managed by the Company and the Shares will be offered and sold by the officers of the Company, without any discounts or other commissions. Licensed NASD Broker-dealers may also participate and receive commissions of up to 14% of the offering price on sales made by them.
Offering proceeds will be escrowed pending completion or termination of the offering. The offering will terminate 120 days from the date hereof (or 150 days if extended by the Company for an additional 30 days), and funds held in escrow will be promptly returned to subscribers, without interest thereon or deduction therefrom, unless the offering is completed on or before that date upon receipt of subscriptions for at least the minimum offering amount ($50,000). See "Plan of Distribution."

Escrow Agent

Brighton Bank, 311 South State Street, Salt Lake City, Utah 84111 will serve as escrow agent for receipt of the proceeds from this offering.

Transfer Agent

American Registrar & Transfer Co., 10 Exchange Place, Suite 750, P.O Box 1798, Salt Lake City, Utah 84110, (801) 363-9065, has agreed to serve as transfer agent and registrar for the Company's outstanding securities upon completion of the offering.

Securities Outstanding

The Company is authorized to issue up to 50,000,000 shares of Common Stock and presently has 1,000,000 shares of Common Stock issued and outstanding. Upon completion of this offering, if all Shares offered herein are sold, 1,200,000 shares of Common Stock will then be issued and outstanding; 1,100,000 Shares will be issued and outstanding if only the minimum number of Shares offered herein are sold. In addition, the Company is authorized to issue up to 500,000 shares of Preferred Stock in one or more series with such rights and preferences as the Board of Directors may designate. The Board of Directors has not designated any such series and no preferred shares are presently issued and outstanding.

Risk Factors

The Company is a start up company with no operating history; consequently, an investment in the Company is highly speculative. Investors will suffer substantial dilution in the book value per share of the Common Stock compared to the purchase price. In seeking to implement its proposed business, the Company could incur substantial losses during the development stage, and require additional funding for which it has no commitments. Management has other interests which may conflict with the interests of the Company. Until such time, if ever, that the Company generates sufficient revenue to pay management a salary, management will not be employed full time and will only devote a minimal amount of time to the affairs of the Company. There is no assurance that the proposed business of the Company will be successful, nor any assurance the Company could find other business ventures in the event the proposed business fails. There are presently no plans, commitments or arrangement with respect to any other potential business venture. No person should invest in the Company who cannot afford to risk loss of the entire investment. See "Risk Factors."

                                 RISK FACTORS

      The securities being offered hereby involve a high degree of risk. Prospective investors should carefully consider the following risk factors before investing in the Company.

Risks Inherent in a New Start Up Company

      No Operating History. The Company was only recently incorporated, has no significant assets, no current business operations nor any history of operations and is considered to be a development stage enterprise. There is absolutely no assurance that the Company will be able, upon completion of this offering, to successfully implement its proposed business or that it will ever operate profitably. In the event the proposed business is unsuccessful, there is no assurance the Company could successfully become involved in any other business venture. The Company presently has no plans, commitments or arrangements with respect to any other potential business venture. See "Management's Plan of Operation," "Business" and financial statements.

      Limited Capital/Need for Additional Capital. The Company presently has no significant operating capital and is totally dependent upon receipt of the proceeds of this offering to provide the minimum capital necessary to commence its proposed business. Upon completion of the offering, the amount of capital available to the Company will still be extremely limited, especially if only the minimum amount of the offering is raised. The Company has no commitments for additional cash funding beyond the proceeds expected to be received from this offering. In the event that the proceeds from this offering are not sufficient, the Company may need to seek additional financing from commercial lenders or other sources, for which it presently has no commitments or arrangements. See "Management's Plan of Operation," "Business" and financial statements.

      Dependence Upon Sole Officer/Director; Time Conflicts. The Company will be totally dependent in the conduct of its proposed business upon the knowledge, skills and experience of the President of the Company; Darren Heiselt. As compared to many other public companies, the Company does not have a depth of managerial and technical personnel. Accordingly, there is a greater likelihood that loss of the services of this person would have a material adverse impact upon the Company. The Company has no employment contract with or key man life insurance on the President. Furthermore, the President of the Company will not be employed full time, at least initially, and has other employment which could give rise to conflicts of interest with respect to the business of and amount of time devoted to the Company. There is no assurance such conflicts will be resolved favorably to the Company. See "Certain Transactions - Conflicts of Interest".


      Other Conflicts of Interest. The Company will be dependent initially upon the availability of office and workshop facilities provided by a shareholder and tools, supplies and machine equipment provided by its President for the ability to conduct its proposed business. There is no assurance that such facilities and equipment will continue to be available for any specified length of time. The arrangements under which these facilities and equipment are made available to the Company are determined by the President and shareholder and are not the result of arms length negotiation. Management intends that these and any other transactions with affiliates be entered into on a fair and reasonable basis to the Company on terms no less favorable than could be obtained from unaffiliated parties; however, due to the non arms length nature of such transactions, there is no assurance of this. See "Certain Transactions."

      No Dividends. The Company does not currently intend to pay cash dividends on its Common Stock and does not anticipate paying such dividends at any time in the foreseeable future. At present, the Company will follow a policy of retaining all of its earnings, if any, to finance development and expansion of its business. See "Dividend Policy."

      Limited Liability of Management. The Company has adopted provisions to its Articles of Incorporation and Bylaws which limit the liability of Officers and Directors and provides for indemnification by the Company of Officers and Directors to the full extent permitted by Delaware law, which provides that officers and directors shall have no personal liability to a Company or its stockholders for monetary damages for breach of fiduciary duties as directors, except for a breach of their duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an improper personal benefit. Such provisions substantially limit the shareholders' ability to hold officers and directors liable for breaches of fiduciary duty, and may require the Company to indemnify its officers and directors. See "Certain Transactions - Conflicts of Interest".

Risks Related to the Nature of the Proposed Business

      Limited Experience of Management and Lack of Established Reputation. Although the President of the Company has developed some limited knowledge, skills and experience as a cuemaker, neither he nor the Company are well known or have established any significant reputation or prominence, and there is no assurance the Company will be able to produce cues of sufficient quality to be sought after custom pool cues in demand as collectors items or for playing. See "Business" and "Management."

      Competitive, Specialized Market/Limited Supply & Demand. The Company will operate in a highly competitive environment. The market for handmade, custom pool cues of collectible quality is very specialized and limited and is composed of a very small number of private collectors, players and other buyers. See "Business - Competition and Markets".

      Risks of Loss from Damage, Theft, Etc. The cues most highly sought after as collectors' items can become extremely valuable, which creates a significant need for security precautions to reduce the risk of theft or other loss. The Company will be dependent upon its President to maintain security, insurance and provide handling for its cues, but there is no assurance any measures taken will be adequate to prevent loss. See "Business."

Risks Related to the Offering

      Lack of Underwriter Participation. Because the Company has not engaged the services of an Underwriter with respect to this offering, the independent due diligence review of the Company, its affairs and financial condition, which would ordinarily be performed by an underwriter and its legal counsel, has not been performed with respect to the Company and investors will not have the benefit of an underwriter's independent due diligence review.

      Dilution. Investors in this offering will suffer substantial dilution in the purchase price of the Shares compared to the net tangible book value per share immediately after the offering. See "Dilution."

      Purchases by Affiliates. Current shareholders, which includes all promoters and affiliates of the Company, may purchase Shares in the Offering and no limits have been imposed in this regard, but no one, including such affiliates, has made any commitment, nor indicated they intend, to do so. Purchases by affiliates, if any, may include purchases made in order to reach the minimum offering amount, thereby enabling the offering to close notwithstanding the fact that all the Shares would not be sold to unaffiliated purchasers. Any Shares purchased by affiliates would be subject to certain restrictions on resale.

      Best Efforts Offering/No Firm Commitment. The Shares are offered by the Company on a "best efforts, minimum-maximum basis"; there is no underwriter and no firm commitment from anyone to purchase all or any of the Shares offered. No assurance can be given that all or any of the Shares will be sold. However, escrow provisions have been made to insure that if subscriptions for a minimum of 100,000 Shares are not received within the offering period, plus any extensions, all funds received will be promptly refunded within 5 days to subscribers, without interest thereon or deduction therefrom. During the offering period, which could last up to 150 days, subscribers will receive no interest on their funds nor have any use or right to return of the funds. See "Plan of Distribution".

      Benefits to Present Stockholders/Disproportionate Risks. The 1,000,000 shares of the Company's presently outstanding Common Stock are owned by the President and founders of the Company, for which they paid $10,000 cash. If all Shares offered are sold, immediately after completion of the offering, present stockholders will own 80% of the then outstanding Common Stock, and investors in this offering will own the other 20%, for which they will have paid $100,000 cash. If only the minimum number of Shares offered is sold, present stockholders will own 89% of the then outstanding Common Stock, and investors in this offering will own the other 11%, for which they will have paid $50,000 cash. Thus, investors in this offering will contribute to capital of the Company disproportionately more than the percentage of ownership they receive. Present stockholders will benefit from a greater share of the Company if successful, while investors in this offering risk a greater loss of cash invested if the Company is not successful. See "Comparative Data."

      Continuation of Management Control. Upon completion of this offering, present shareholders, which includes current management of the Company, will own a majority of the total outstanding securities and will have absolute control of the Company. Investors in this offering as a group will have no ability to remove, control or direct such management. Only one third of the outstanding shares is required to constitute a quorum at any stockholders' meeting, and action may be taken by a majority of the voting power present at a meeting, or may be taken without a meeting by written consent of stockholders holding a majority of the total voting power. See "Principal Stockholders" and "Description of Securities."

      Arbitrary Determination of Offering Price. The public offering price of the Shares of Common Stock offered hereby was arbitrarily determined by management of the Company and was set at a level substantially in excess of the price recently paid by such management for securities of the same class, namely, the presently outstanding shares of common stock. The price bears no relationship to the Company's assets, book value, net worth or other economic or recognized criteria of value. In no event should the public offering price be regarded as an indicator of any future market price of the Company's securities. See Cover Page, "Comparative Data" and "Certain Transactions".

      No Assurance of a Liquid Public Market for Securities. There has been no public market for the Shares prior to the offering made hereby. The Shares will not be listed on an exchange or quoted on the NASDAQ system upon completion of this offering and there can be no assurance any market will develop for the securities or that if a market does develop, that it will continue. There can also be no assurance as to the depth or liquidity of any market for Common Stock or the prices at which holders may be able to sell the securities. As a result, an investment in the Shares may be totally illiquid and investors may not be able to liquidate their investment readily or at all when they need or desire to sell. See "Plan of Distribution."

      Volatility of Stock Prices. In the event a public market does develop for the Shares, market prices will be influenced by many factors, and will be subject to significant fluctuation in response to variations in operating results of the Company and other factors such as investor perceptions of the Company, supply and demand, interest rates, general economic conditions and those specific to the industry, international political conditions, developments with regard to the Company's activities, future financial condition and management.

      Shares Eligible for Future Sale. All of the shares of Common Stock presently outstanding are restricted securities which are not presently, but may in the future be sold, pursuant to Rule 144, into any public market that may develop for the Common Stock. Future sales by current shareholders could depress the market prices of the Common Stock in any such market. See "Shares Eligible for Future Sale".

      Potential Issuance of Additional Common and Preferred Stock. The Company is authorized to issue up to 50,000,000 shares of Common Stock, of which only 1,200,000 shares at most will be issued and outstanding upon completion of this offering. To the extent of such authorization, the Board of Directors of the Company will have the ability, without seeking shareholder approval, to issue additional shares of Common Stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional Common Stock in the future will reduce the proportionate ownership and voting power of the Common Stock offered hereby. The Company is also authorized to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. To the extent of such authorization, such designations may be made without shareholder approval. The Board of Directors has not designated any series or issued any shares of preferred stock. The designation and issuance of series of preferred stock in the future would create additional securities which would have dividend and liquidation preferences over the Common Stock offered hereby. See "Description of Securities."

      Potential Anti-Takeover Measures. Certain provisions in the articles of incorporation or bylaws of the Company, such as the authorization to issue additional common or preferred stock and designate the rights and preferences of the preferred stock without further approval of shareholders, could be used as anti-takeover measures. Though not adopted specifically for such purpose, provisions such as these could result in the Company being less attractive to anyone who might consider a takeover attempt, and result in shareholders receiving less than they otherwise might in the event of a takeover attempt.

      Applicability of Penny Stock Risk Disclosure Requirements. The securities of the Company will be considered a "penny stock" as that term is defined in rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a Schedule 15G risk disclosure document which describes the risks associated with penny stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for penny stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. With all these restrictions, the likely effect of designation as a penny stock will be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of penny stocks compared to other securities.

                                   DILUTION

      Dilution is the difference between the public offering price of $.50 per share for the Common Stock offered herein, and the net tangible book value per share of the Common Stock immediately after its purchase. The Company's net tangible book value per share is calculated by subtracting the Company's total liabilities from its total assets less any intangible assets, and then dividing by the number of shares then outstanding.

      The net tangible book value of the Company prior to the offering, based on the July 31, 1996 financial statements, was $10,000 or $.01 per common share. Prior to selling any shares in this offering, the Company has 1,000,000 shares of Common Stock outstanding.

      If all Shares offered herein are sold, the Company will have 1,200,000 Shares outstanding upon completion of the offering. The estimated post offering pro forma net tangible book value of the Company, which gives effect to receipt of the estimated net proceeds from the offering and issuance of the additional Shares of Common Stock in the offering, but does not take into consideration any other changes in the net tangible book value of the Company after July 31, 1996, will be $84,000 or approximately $.07 per share. This would result in dilution to investors in this offering of $.43 per share, or 86% of the public offering price of $.50 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.01 prior to the offering to $.07 after the offering, or an increase of $.06 per share attributable to the purchase of the Shares by investors in this offering.

      If only the minimum number of Shares is sold, the Company will have 1,100,000 Shares outstanding upon completion of the offering. The post offering pro forma net tangible book value of the Company, would be $41,000 or approximately $.037 per share. This would result in dilution to investors in this offering of $.463 per share, or 92.6% from the public offering price of $.50 per share. Net tangible book value per share would increase to the benefit of present stockholders from $.01 prior to the offering to $.037 after the offering, or an increase of $.027 per share attributable to the purchase of the Shares by investors in this offering.

      The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing Shares based on the foregoing minimum and maximum offering assumptions.

                                                 Minimum           Maximum

Public offering price/share                            $.50             $.50

NTBV/share prior to offering                     $.01             $.01

Increase attributable to new investors            .027             .06
                                                 -----            -----
Post offering pro forma NTBV/share                      .037             .07
                                                        ----             ----
Dilution                                               $.463            $.43


                               COMPARATIVE DATA

      The following charts illustrate the pro forma proportionate ownership in the Company, upon completion of the offering under alternative minimum and maximum offering assumptions, of present stockholders and of investors in this offering, compared to the relative amounts paid and contributed to capital of the Company by present stockholders and by investors in this offering, assuming no changes in net tangible book value other than those resulting from the offering.


MINIMUM OFFERING     Shares Owned Percent Cash Paid Percent Per share

Present Shareholders   1,000,000    91%    $ 10,000    17%   $0.01

New Investors            100,000     9%    $ 50,000    83%   $0.50


MAXIMUM OFFERING     Shares Owned Percent Cash Paid Percent Per share

Present Shareholders   1,000,000    83%    $ 10,000    9%    $0.01

New Investors            200,000    17%    $100,000   91%    $0.50


                                USE OF PROCEEDS

      The net proceeds to the Company from the sale of the 200,000 Shares offered hereby at a public offering price of $.50 per Share will vary depending upon the total number of Shares sold and the amount of any commissions paid to licensed NASD broker-dealers in connection with such sales. (Licensed NASD Broker-dealers may participate and receive commissions of up to 14% of the offering price on sales made by them, or the Company may pay finders fees if no commission is paid and the payment of such fees is permissible under applicable law.) Regardless of the amount of any commissions paid, the Company also expects to incur other offering expenses estimated at $12,000 for legal, accounting, printing and other costs in connection with the offering. The following table sets forth gross and net proceeds, alternatively under the minimum and maximum offering, assuming that commissions are paid with respect to all sales, and management's present estimate of the allocation and prioritization of net proceeds expected to be received from this offering. Actual receipts and expenditures may vary from these estimates. Pending use, the Company will invest the net proceeds in investment-grade, short-term, interest bearing securities.

                                          Minimum Offering  Maximum Offering

Gross Proceeds                                    $ 50,000        $100,000

Commissions (1)                                      7,000          14,000

Other Offering Expenses (2)                         12,000          12,000

NET OFFERING PROCEEDS                             $ 31,000        $ 74,000

Acquisition of Equipment and Inventory (3)        $  9,000        $ 12,000

Marketing and Travel (4)                            10,000          15,000

Initial Operating Expenses & Working Capital (5)    12,000          47,000

TOTAL                                             $ 31,000        $ 74,000

(1) The foregoing amount assumes payment of sales commissions with respect to all Shares sold. The Company will pay a commission of up to 14% of the offering price to any licensed NASD Broker-dealers who participate in the offering, but only with respect to sales made by them. To the extent that sales are made by the officers of the Company without the payment of any sales commission or discount, the amount allocated above for the payment of commissions will be reallocated and used as additional working capital.

(2) Regardless of the number of Shares sold in the offering and the amount of any commissions paid, the Company will incur other offering expenses for legal and accounting fees and costs, printing and transfer agent costs, filing fees, etc.

(3) This is the approximate amount of net proceeds of the offering which management estimates will be used to acquire various items of equipment necessary to manufacture the pool cues, including inlay machines, cue smiths, cutting bits, spindle bores and chucks, drill presses, belt sander, scroll saw, work benches, etc., as well as make initial purchases of a supply of wood and other raw materials with which to manufacture the cues.

(4) This represents the approximate amount management estimates it will expend during the initial start up period (approximately one year) for advertising in such magazines as Billard News and Billiard Digest and for traveling to shows, conventions and other gatherings of pool players and pool cue makers and collectors where the Company's cues can be displayed or advertised to become more well known.

(5) The Company intends to use the remaining portion of the net proceeds to cover rent and other operating expenses and provide working capital during the initial start up of operations.

                        MANAGEMENT'S PLAN OF OPERATION

      The following discussion should be read in conjunction with the Company's consolidated financial statements and the notes associated with them contained elsewhere in this prospectus.

Plan of Operations.

      The Company was only recently incorporated on July 12, 1996. The Company has not commenced planned principal operations and is considered a development stage company. The Company has no significant assets, no active business operations nor any results therefrom. To date, activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part.

      Management's plan of operation for the next twelve months is first to raise funds from this offering, and if the offering is successful, to commence operations. The Company will use the net proceeds to purchase various items of equipment needed to turn out and finish the custom pool cues, as well as initial supplies of wood and other raw materials from which to make the cues. The remaining portion of the proceeds will be used to pay rent and other operating expenses of the Company and otherwise provide initial working capital for the operation of the Company's proposed business. The net proceeds from this offering are the sole anticipated source of funds other than any revenues generated from operations, of which there is no assurance, and the Company is totally dependent upon the successful completion of this offering and receipt of the proceeds therefrom, of which there is also no assurance, for the ability to commence its intended business operations. The Company was formed to engage in the business of manufacturing or otherwise acquiring custom pool cues of collectible quality, as well as quality custom pool cues for pool and billiards players. The Company intends to market such pool cues to private collectors and the general public. The Company has not engaged in any operations nor conducted any research and development activities to date, but will use the knowledge, skills and experience of its President, who has been making custom pool cues for the past several years, to attempt to produce high quality custom pool cues and market them to pool and billiards players, collectors and investors. Although the President has produced and sold approximately twenty handmade, custom pool cues in the past, the Company has not produced or sold any products yet, and there is absolutely no assurance that the proposed business will succeed and that the Company will be able, with the proceeds of this offering, to make and acquire custom pool cues of the type that will be considered collectible or that pool and billiards players desire to acquire. In the event the proposed business is unsuccessful, there is no assurance the Company could successfully become involved in any other business venture. The Company presently has no plans, commitments or arrangements with respect to any other proposed business venture.

      However, upon completion of this offering, if successful, the Company's plan of operation for the next 12 months is to use approximately $5,000 of the net proceeds from the offering to acquire various items of equipment necessary to manufacture the pool cues, including inlay machines, cue smiths, cutting bits, spindle bores and chucks, drill presses, belt sander, scroll saw, work benches, etc. This is in addition to the tools, supplies and machine equipment already owned by the President, which will be made available to the Company. The President believes, but there is no assurance, that acquisition of the additional equipment which the Company intends to purchase using proceeds of this offering, will enable him to significantly increase the number of cues in process that he can work on at the same time, and thus substantially increase the number of cues he can produce within a given period of time, while at the same time also improving the quality of the finished product. Also, the President believes, but there is no assurance, that he would be able to increase both the amount and intricacy of both the woodwork and inlay work to produce custom cues in higher price ranges, where profit margins would typically (but not necessarily) be greater. It is presently anticipated that the Company will begin producing custom cues that will sell for a few hundred dollars, but as the knowledge, skills and experience of the President increases over time, it is hoped that the Company will be able to attract as buyers of its products persons interested in spending several hundred or even more than a thousand dollars for a high quality, custom cuestick. The difference in price of cuesticks relates primarily to the amount and intricacy of the inlay work and woodwork, as well as the materials used and the quality of construction. The Company also intends to use at least approximately $4,000 of net proceeds from the offering, and more if more than the minimum offering amount is raised, to purchase supplies of wood and other raw materials inventory to use in the production of finished cues. In addition, the Company has allocated between $10-15,000 of the proceeds of the offering for marketing costs. It is presently anticipated that this money will be expended for advertising in such magazines as Billard News and Billiard Digest and for traveling to shows, conventions and other gatherings of pool players and pool cue makers and collectors where the Company's cues can be displayed or advertised to become more well known. The President's reputation as a cuemaker is not well known outsided the patrons of the billiards establishment where he works and the Company will be operating in a highly competitive industry that is very specialized and limited. Many, if not most of the Company's competitors have substantially greater financial resources, technical expertise, management resources and capabilities than the Company.

      Management intends to commence operations as soon as possible after the offering is completed and the proceeds therefrom received by the Company. At this time, no assurances can be given with respect to the exact timing of commencement of operations or the length of time after commencement that it will be necessary to fund operations from proceeds of this offering. Management believes that the proceeds of this offering will be sufficient to cover the operating expenses of the Company for six months to a year after commencement of operations, during which time managment is hopeful that the company will begin generating sufficient revenues from sales and operations to thereafter cover ongoing expenses. However, there is absolutely no assurance of this, especially if only the minimum amount of the offering is raised, and if the Company is unable to generate sufficient revenues from operations to cover expenses within such time frame, it may have to seek additional debt or equity financing for which it has no commitments. In the event such funding is not available on acceptable terms, the Company may have to reduce operations.

                                   BUSINESS

History of the Company

      Durwood, Inc. (the "Company") was recently incorporated under the laws of the State of Delaware on July 12, 1996. The Company has not commenced business operations and is considered a development stage company. To date, activities have been limited to organizational matters and the preparation and filing of the registration statement of which this prospectus is a part. In connection with the organization of the Company, the President and founders of the Company contributed $10,000 cash to initially capitalize the Company in exchange for 1,000,000 shares of Common Stock. The Company has no significant assets, and is totally dependent upon the successful completion of this offering and receipt of the proceeds therefrom, of which there is no assurance, for the ability to commence its proposed business operations.

Proposed Business of the Company

      The proposed business and purpose of the Company's formation is to engage in the business of manufacturing or otherwise acquiring and marketing custom pool cues. The Company's business plan is to take advantage of what management believes is an escalating market in the cue-as-art industry, as well as build quality custom pool cues for pool and billiards players. There is no assurance that the proposed business of the Company will be successful, and the Company presently has no plans, commitments or arrangements with respect to any other potential business venture.

      The President of the Company, Darren Heiselt, who will have operational and production management of the Company, has been making custom pool cues for the past several years. Mr. Heiselt has been employed since 1991 at EO's Society Billiards and Cafe, first as Assistant Manager and currently as Manager. During and prior to that time, because of his interest in the game, he has developed as a sideline custom cuemaking and has acquired certain knowledge, skills and experience related to cuemaking, which includes having produced and sold approximately twenty handmade, custom pool cues for prices ranging from approximately $300 up to $1,100. Mr. Heiselt's cuemaking skills have developed to the point that he has an existing backlog of approximately 18 orders for handmade custom pool cues which, at current rates of production, would take him in excess of six months to fill. Mr. Heiselt believes that acquisition of the additional equipment which the Company intends to purchase using proceeds of this offering, will enable him to significantly increase the number of cues in process that he can work on at the same time, and thus substantially increase the number of cues he can produce within a given period of time, while at the same time also improving the quality of the finished product. Also, he would be able to increase both the amount and intricacy of both the woodwork and inlay work to produce custom cues in higher price ranges, where profit margins would typically (but not necessarily) be greater. (Different cues made by the same person will most likely have the same hit and quality of construction, but the difference between a $300 cue and a $3,000 cue might be rarer or more exotic woods, more inlays, more intricate inlays and more exotic materials.)

      Mr. Heiselt will continue to be employed at EO's Society Billiards and

Cafe, and the Company will rent space at that location where Mr. Heiselt can keep the equipment and materials to set up shop. This arrangement is intended to make it more convenient for him to be able to devote several (approximately 8-20) hours per week of spare time to the production of cues. In addition to facilitating Mr. Heiselt's ability to devote time to the business of the Company, it is believed that this arrangement will enable his work and work product to be on display in a setting frequented by pool and billiard's players and others potentially interested in buying and collecting custom pool cues.

Historical Background of Billiards, Cuemaking and the Cue Art Industry

      The various forms of the basic game of billiards are of unknown origin, but the game billiards is known to have been played as early as the 16th-century in England. The word billiards is derived from the Old French billart, meaning "curved stick." All billiards games are played on a rectangular, slate-topped table twice as long as it is wide and covered with a felt cloth. The playing area is surrounded by rubber cushions, or rails. Two basic types of billiards exist today: pocket billiards, which is also called pool, is played on a table with six pockets, and carom billiards, is usually played on a table with no pockets. The game of pocket billiards, or pool, is played with a white cue ball, and in the form played in the United States, 15 object balls numbered 1-15 (1-8, solid; 9-15, striped). Pocket billiards also requires the use of cue sticks, and as such, is the form of the game of billiards that has given rise to an industry centered around the making of finely crafted, custom cue sticks or pool cues.

      The cue stick developed from the common habit of using the thin shaft of the Mace (a curved mallet evidently borrowed from the lawn games from which billiards developed) to strike the balls lying near the cushion. It evolved as a separate instrument during the period from 1680 to 1780. Today, the cue stick is a straight, tapered instrument used for striking the cue ball, which is usually made principally of wood and is approximately 57 inches long. Cue sticks have been made of a wide variety of woods including Ash, Maple, Cocobolo, and other materials such as aluminum and graphite. The principal parts of a modern day cuestick consist of the tip, the ferrule, the shaft, the joint and the butt or handle.

      The tip was unknown in the eighteenth century and, for this reason, only good players were allowed to use the cue out of fear that lesser players would tear the cloth. The first tip was cut out of a leather harness, and is said to have been invented sometime between 1807 and 1823. The tip is a rounded patch of material, usually leather, affixed to the narrow end of a cue stick. The tip is needed to prevent the cue from slopping off the ball as it is being struck. It increases the friction between the two surfaces and, because it is compressible, increases the amount of time the stick and the ball are in contact, which permits more English, or spin, to be applied to the ball. Application of chalk further increases the friction.

      The ferrule is the segment of a cue stick below the tip, fastened to the shaft on a projection known as the tennon. The ferrule forms a flat base for attaching the tip and prevents the shaft from splintering. The shaft is the thinner section of a cue stick extending from the joint to the tip, away from the butt end. The shaft is generally made from Maple.

      The joint is the fitting at which a two piece cue or jointed cue can be broken down. (The piece that joins the butt and the shaft.) The jointed cue or two piece cue appeared in 1829 and became popular in the late nineteenth century for convenience in carrying and storage. Joints may be "piloted" or "flat faced," referring to the manner in which the butt and the shaft are placed in contact. A flat joint is formed by mounting a screw in the butt end, leaving exposed wood surrounding the screw so that wood meets wood when the cue is screwed together. A piloted joint is one in which a metal fitting is inserted into the shaft and a screw protrudes from the butt and in which metal meets metal when the cue is assembled for play.

      In addition to the woods previously mentioned, butts are often made using Walnut, Ebony or Rosewood. The butt of a cue is often spliced because it is not desireable to make a cue out of a single type of wood. A cue made entirely of Maple (a good shaft material) would be too light, one made entirely of Rosewood or Ebony would be too heavy. The splice is made by fitting together two positions composed of long, thin triangles known as points or prongs. A wrap is sometimes placed on a cue, it is a covering for that portion of the butt of a cue stick that is grasped by the player. The function of the wrap is to improve the players hold on the cue and, in the case of cloth and cork wraps, to absorb perspiration.

      The question whether metal-to-metal or wood-to-wood joint is superior is not yet settled. Debate also rages over such things as whether or not the prongs at the butt play a role in shock absorption, whether a cue with a flexible shaft or a stiff shaft is preferable, and so forth.

      The popularity and longevity of the game has resulted in an interest among aficionados of the game in buying, selling, and collecting custom pool cues that are finely crafted, not only in the sense of their playability, or suitability for playing the game, but also in the sense of being intricately and ornately handcrafted, highly decorative art objects that collectors are holding for investment. An immense amount of creativity goes into decorating cues with complex inlays of wood, Ivory, or mother-of-pearl. Inlays are a method of decorating the butt of a cue stick by setting material into a groove cut in the wood.

      According to an article in the Wall Street Journal dated January 3, 1996, for about a decade now, the cue-as-art market for custom pool cues has been escalating. According to the article, ornately crafted pool cues painstakingly turned out by a small clique of American artisans are taking the symbol of the billiard hustler to new levels. Indeed, the article itself was occasioned by, and highlighted a convention or gathering held the preceding month at the Biltmore Hotel in Los Angeles, which was billed as the Showcase of American Cue Art, and reportedly had the largest group of collectible art cues ever assembled and presented to the public in one place at one time.

      In addition to the traditional interest of pool and billiards players, collectors whose primary interest is investment are now taking an interest in high quality, custom pool cues, according to the article. It is not unusual to find a cue that is more expensive than the table on which it is being used. Custom cues now begin at prices ranging from around $300 to $500; collectors have forced the price of cues made by the finest cue-makers to over $3000. A surprising number of cues have sold for just under $10,000 in the United States, and there are stories of cues with inlaid jewels and precious metals that have sold in the Orient for five times that amount. Yet it is precisely because custom pool cues - some intricately adorned with inlays of ivory, gold, and even gemstones - have become so artistic and such hot investments that customers are reluctant to bang up their sticks by actually playing with them.

      There is also much lore associated with cue manufacture; sticks from certain makers such as Herman Rambow and George Balabushka are of legendary quality and price. Cuemakers can spend hours, days, or weeks producing a single cue as they combine handicraft with high tech. A cue maker carefully chooses and seasons different types of exotic woods, before tapering and sanding down on a lathe. Industrial sized jigsaws are used to carve out inlay pieces from dyed wood, ivory and shell. The pieces are, in turn, inlaid by hand and then buffed and varnished. There is always interest in cues made by such famed craftsmen as Rambow, Balabushka, Martin, Bill Stroud, and Szamboti. These instruments are felt to have properties such as the hit or feel of the stick as it strokes the ball, and quality of construction, that are not readily duplicated.

      The President of the Company, Mr. Heiselt, is not well known as a cuemaker outside the patrons of the billiards establishment where he works, and his reputation is not well established; therefore, it is not anticipated that the custom pool cues to be sold by the Company will have any intrinsic value or worth from the fact that they will be made by Mr. Heiselt. Rather, it is anticipated that the value of the pool cues will depend on the perceived quality of construction and playability, as well as the types of woods and other materials used and the amount and intricacy of the inlay work and woodwork done. Using the knowledge, skills and experience of its President, the Company will attempt to produce and sell handmade, custom cuesticks or pool cues that will be in demand for playing because of their quality, and also for their artistic value because of the amount and intricacy of the inlay work and woodwork. The President believes that with the funding provided by this offering, the Company will be able to acquire additional equipment and tools that will enable him to produce more cues of higher quality and value, to take advantage of what is believed to be a developing market for such cuesticks. However, there is absolutely no assurance that the Company will be successful in this effort and will be able to compete with other, more well known cuemakers.

Competition

      The Company will operate in a highly competitive environment. Many, if not most competitors have substantially greater financial resources, technical expertise, management resources and capabilities than the Company. Major competitors known to management of the Company include Joss Cues, Ltd., McDermott Cue Manufacturing, Inc., Viking Cue Manufacturing, Inc., Heubler Industries, Inc., Karella Corp., Dufferin, Inc., Mali & Co., Inc., Meucci Originals and Cuetec. The market for custom pool cues of collectible quality is very specialized and limited and is composed of a relatively small number of cuemakers, private collectors, pool players, and other buyers. There is no assurance the Company will be able to produce custom pool cues of sufficient quality to be of interest to private collectors, pool and billiards players or the general public.

Advertising and Marketing Strategy

      The Company will attempt to create a high end line of cues that will be advertised in selected billiards publications (Billiards Digest, Billiard Exchange, Breaking News). The Company will also mail flyers to numerous billiard rooms and billiard accessory retailers in an attempt to market its products. Also, the Company's workshop and production facilities will be located in a pool and billiards establishment where the finished pool cues and also the work in process will be on display among the patrons of such establishment, which averages in excess of a hundred customers per day. Management believes this ongoing exposure to pool and billiards players will generate interest among the patrons of this establishment in the Company's products and business, and that they will become potential customers.

Physical Facilities and Employees

      The Company presently has no office facilities but upon completion of the offering will rent space on a month to month basis for $500 per month at EO's Society Billiards and Cafe in Kearns, Utah, where Mr. Darren Heiselt, the Company's President, is presently employed. The Company will use these facilities as its principal place of business for the time being, and does not intend to seek other office arrangements unless and until the Company's business requires more extensive facilities, which is not anticipated in the foreseeable future. The Company presently has no employees, and does not presently anticipate the need to hire employees (other than Mr. Heiselt) upon completion of the offering. It is presently anticipated that Mr. Heiselt will initially work for the Company on a commission or piecework basis, under which he will receive a set amount or percentage of the sales price of each custom pool cue produced and sold, but will not receive a regular salary or wage.

                                  MANAGEMENT

Executive Officers, Directors and Significant Employees

      The following table sets forth the directors and executive officers of the Company, their ages, term served and all offices and positions with the Company. A director is elected for a period of one year and thereafter serves until his or her successor is duly elected by the stockholders and qualifies. Officers and other employees serve at the will of the Board of Directors.

Name of Director  Age  Term Served      Positions with Company

Darren Heiselt     30  Since inception  President, & Secretary/Treasurer

      This individual will serve as management of the Company. A brief description of his background and business experience is as follows:

      Darren Heiselt will serve as President, Secretary/Treasurer and Director of the Company. Mr. Heiselt attended Kearns High School from which he graduated in 1983. Following graduation, he worked for various contractors in the construction industry becoming a supervising Foreman for Jacobsen Construction Company, (a Salt Lake City based contractor), from 1985 to 1987. From 1988 to 1991 Mr. Heiselt worked for Gregory & Cook as a supervisory Foreman. Beginning in 1991 to the present Mr. Heiselt has worked for Maxim Management Corp. as Assistant Manager and now Manager for EO's Society Billiards and Cafe, where he has assisted in putting on clinics and tournaments, and arranging special events for the company, including booking top name players to appear at EO's (former world champions Buddy Hall and Grady Mathews). In 1992 Mr. Heiselt created his own pro shop where he did cue repair and manufacture of custom cues. Due to his involvement in the billiard industry, Mr. Heiselt was exposed to numerous cuemakers where he learned the art of the trade, and began to develop his own designs. Mr. Heiselt was one of the first to offer these services in Salt Lake City. He has been invited to set up on a temporary basis to do cue repair at regional tournaments, which has helped establish his name and reputation in the intermountain area.

      The director holds no directorships in any other companies subject to the reporting requirements of the Securities Exchange Act of 1934.

Executive Compensation

      The Company was only recently incorporated, has not yet commenced planned operations and has not paid any compensation to its executive officer or director to date.

      Proposed Compensation. Upon the completion of the offering, the sole officer/director will be entitled to reimbursement of any out of pocket expenses reasonably and actually incurred on behalf of the Company.
Initially, it is anticipated that the officer will only devote a portion of his time to the affairs of the Company. He will not be employed full time and will not receive a regular salary or wage for his time, unless and until the Company's business operations develop to the point where a full time or other extensive time commitment is required. In lieu thereof, Mr. Heiselt will initially work for the Company on a commission or piecework basis, under which he will receive a set amount or percentage of the sales price of each custom pool cue produced and sold. The Company presently has no formal written employment agreements or other arrangements or understandings with the officer regarding the commitment of time or the payment of salaries or other compensation, and there is no assurance that the presently contemplated arrangements will continue for any specified length of time in the future, nor any assurance with respect to the continued availability to the Company of Mr. Heiselt's services. However, Mr. Heiselt presently is prepared to devote such time as may be necessary to the development of the Company's business, including full time, if that becomes necessary.

                            PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock with respect to each director of the Company, each person known to the Company to be the beneficial owner of more than five percent (5%) of said securities, and all directors and executive officers of the Company as a group:

                           Title    Amount and Nature of  Percent   % After
Name and Address          of Class  Beneficial Ownership  of Class  Offering

Darren Heiselt             Common       200,000 shares      20%       16.7%
4871 S. 4055 W.
Kearns, UT 84118

Cowbell, Inc.              Common       400,000 shares      40%       33.3%
1173 A 2nd Ave.
N.Y., N.Y. 10021

Elvena, Inc.               Common       400,000 shares      40%       33.3%
666 Fith Ave. #159
N.Y., N.Y. 10103

All officers and directors Common       200,000 shares      20%       16.7%
as a group (1 person)

      Prior to the sale of any Shares in this offering, these are the only shareholders of the Company. Cowbell, Inc. and Elvena, Inc. are private investment corporations solely owned by Eslie Barlow and Lynn Dixon, respectively, who may be deemed to be promoters with respect to the Company. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

      In connection with the organization of the Company, its founding shareholders paid an aggregate of $10,000 cash to purchase 1,000,000 shares of Common Stock of the Company at a price of $.01 per share. See "Principal Shareholders."

      It is contemplated that the Company may enter into certain transactions with officers, directors or affiliates of the Company which, even though they may involve conflicts of interest in that they are not arms' length transactions, are believed to be fair and equitable transactions in the best interest of the Company. The Company's policy is that all transactions between the Company and any affiliates be on terms no less favorable to the Company than could be obtained from unaffiliated parties. These transactions include the following:

      The Company presently has no office facilities but upon completion of the offering the Company will use as its principal place of business certain facilities located at the address of the Company as set forth herein. This is also the business address of EO's Society Billiards and Cafe, a pool and billiards establishment owned and operated by Maxim Management Corp., an entity with which Mr. Eslie Barlow, a principal shareholder of the Company, is affiliated, as President. Darren Heiselt, the President of the Company, is presently employed there and will also provide certain equipment used in the making of pool cues. These facilities will be available to the Company for the time being, until such time as the business operations of the Company may require more extensive facilities and the Company has the financial ability to pay for more extensive facilities. It is presently contemplated that the Company will be charged $500 per month for the use of such facilities, including phone and other utilities, on a month to month basis. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to the Company on such a basis for any specific length of time. Mr. Heiselt anticipates initially devoting up to approximately 20% of his time to the affairs of the Company.
If and when the business operations of the Company increase and a more extensive time commitment is needed, Mr. Heiselt is prepared to devote more time to the Company, in the event that becomes necessary.

      The Company has no formal written employment agreement or other contracts with its President, and there is no assurance that the services and facilities to be provided by Mr. Heiselt will be available for any specific length of time in the future. The amounts of compensation and other terms of any full time employment arrangements with Mr. Heiselt would be determined if and when such arrangements become necessary.

Conflicts of Interest

      Other than as described herein the Company is not expected to have significant further dealings with affiliates. However, if there are such dealings the parties will attempt to deal on terms competitive in the market and on the same terms that either party would deal with an unrelated third person. Presently no officer or director of the Company has any transactions which they contemplate entering into with the Company, nor has the Company any transactions which it contemplates entering into with any affiliates, aside from the matters described herein.

      Management will attempt to resolve any conflicts of interest that may arise in favor of the Company. Failure to do so could result in fiduciary liability to management.

Indemnification and Limitation of Liability of Management

      The General Corporation Law of Delaware permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty to certain specified circumstances, namely, breaches of their duties of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, acts involving unlawful payment of dividends or unlawful stock purchases or redemptions, or any transaction from which a director derives an
improper personal benefit.    The Company's by-laws indemnify its Officers and
Directors to the full extent permitted by Delaware law. The by-laws with these exceptions eliminate any personal liability of a Director to the Company or its shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to the Company or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. The Company's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with the Company to the maximum extent and under all circumstances permitted by law. Delaware law permits indemnification if a director or officer acts in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                           DESCRIPTION OF SECURITIES

      The following statements are qualified in their entirety by reference to the detailed provisions of the Company's Articles of Incorporation and Bylaws, copies of which will be furnished to an investor upon written request therefor. The Shares being registered pursuant to the registration statement of which this prospectus is a part are shares of Common Stock, all of the same class and entitled to the same rights and privileges as all other shares of Common Stock.

Common Stock

      The Company is presently authorized to issue 50,000,000 shares of $.001 par value Common Stock. The holders of common stock, including the Shares offered hereby, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors. The Company's bylaws provide that a quorum at any meeting of stockholders is one third of the shares outstanding and entitled to vote. Delaware law requires a majority of the voting power present at a meeting to take action, or permits action to be taken by written consent without a meeting if stockholders holding a majority of the voting power consent. The bylaws also permit action by written consent if the same percentage as would be required at a meeting (i.e. a majority) of all the shareholders entitled to vote, consent in writing.

      The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance of the Shares offered hereby. The shares of Common Stock issuable on completion of the offering will be, when issued in accordance with the terms of the offering, fully paid and non-assessable.

      During the pendency of the offering, subscribers will have no rights as stockholders of the Company until the offering has been completed and the Shares have been issued to them.

Preferred Stock

      The Company is also presently authorized to issue 500,000 shares of $.001 par value Preferred Stock. Under the Company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from the Company.

Transfer Agent

      American Registrar & Transfer Co., 10 Exchange Place, Suite 750, P.O. Box 1798, Salt Lake City, Utah 84110, (801) 363-9065, has agreed to serve as transfer agent and registrar for the Company's outstanding securities upon completion of the offering.

Dividend Policy

      The Company has not previously paid any cash dividends on Common Stock and does not anticipate or contemplate paying dividends on Common Stock in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company's business. The only restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law. Under Delaware corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy outstanding liquidation preferences.

                        SHARES ELIGIBLE FOR FUTURE SALE

      All 1,000,000 shares of Common Stock currently outstanding are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, in that such shares were issued and sold by the Company without registration, in private transactions not involving a public offering, and/or are securities held by affiliates. Although such restricted and affiliate securities are not presently tradeable in any public market which may develop for the Common Stock, such securities may in the future be publicly sold into any such market, if such a market should develop, in accordance with the provisions of Rule 144. In general, under Rule 144 as currently in effect, a person (or group of persons whose share are aggregated), including affiliates of the Company, can sell within any three-month period, a number of shares of restricted securities that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or (if the Stock becomes quoted on NASDAQ or a stock exchange), the reported average weekly trading volume during the four calendar weeks preceding the sale; provided, that at least two years have elapsed since the restricted securities being sold were acquired from the Company or any affiliate of the Company, and provided further that certain other conditions are also satisfied. If at least three years have elapsed since the restricted securities were acquired from the Company or an affiliate of the Company, a person who has not been an affiliate of the Company for at least three months is entitled to sell such restricted shares under Rule 144 without regard to any limitations on the amount.

                             PLAN OF DISTRIBUTION

      The Company is offering up to 200,000 Shares of its $.001 par value Common Stock to the public on a "best efforts, 100,000 shares minimum, 200,000 shares maximum" basis, at a price of $.50 per share. The offering will be managed by the Company without an underwriter. The Company may enter into agreements with securities broker-dealers who are members of the National Association of Securities Dealers, Inc. (NASD), whereby these broker-dealers will be involved in the sale of the Shares and will be paid a commission by the Company of up to 14% of the offering price of the Shares sold by them. There are presently no plans, proposals, arrangements or understandings with any broker-dealers to participate in the offering. If the Company enters into any agreements with broker-dealers, it intends to amend the registration statement to update this prospectus and identify the broker-dealers that become involved in the selling effort. In addition, the Shares will be offered and sold by the officer of the Company, who will receive no sales commissions or other compensation in connection with the offering, except for reimbursement of expenses actually incurred on behalf of the Company in connection with such activities. This will not involve any reallocations between NASD members and non-members. The Company will not compensate any of its officers or directors for sale of securities hereunder but may pay a finders fee (not to exceed 14%) to other persons not affiliated with the Company who introduce investors, where no sales commission is paid and such payment is permitted under applicable state law. There are presently no plans, proposals, arrangements or understandings with respect to the payment of any finders fees for investor introductions. Any sales made by officers or anyone associated with the Company will comply with the provisions of Rule 3a4-1 promulgated by the Securities and Exchange Commission, in that no associated person of the Company is an associated person of a broker or dealer or subject to any statutory disqualification as defined in Section 3(a)(39) of the Securities Act, nor will any such person be compensated in connection with his participation in the offering. Each such person will perform substantial duties for the Company otherwise than in connection with the offering and/or will limit his participation in the offering to distributing this prospectus or other written communication (the content of which is approved by an officer or director of the Company), by mail or other means that does not involve oral solicitation, responding to inquiries of prospective purchasers with information contained herein and performing ministerial and clerical work involved in effecting sales transactions.

      There is no assurance that all or any of the Shares will be sold. If the Company fails to receive subscriptions for a minimum of 100,000 Shares within 120 days from the date of this Prospectus (or 150 days if extended by the Company), the offering will be terminated and any subscription payments received will be promptly refunded within 5 days to subcribers, without any deduction therefrom or any interest thereon. If subscriptions for at least the minimum amount are received within such period, funds will not be returned to investors and the Company may continue the offering until such periods expires or subscriptions for all 200,000 Shares have been received, whichever occurs first. Current shareholders may purchase up to 10 percent of the shares offered hereby. Any such purchases will be made for investment purposes only and not with a view toward further resale, and may be made for the purpose of completing at least the minimum amount of the offering.

      All subscription payments should be made payable to Brighton Bank as

Escrow Agent for the Company. The Company and any participating broker-dealers will mail or otherwise forward all subcription payments received, by noon of the next business day following receipt, to Brighton Bank at 311 South State Street, Salt Lake City, Utah 84111 for deposit into the escrow account being maintained by Brighton Bank as escrow agent for the Company, pending receipt of subscriptions for at least a minimum of 100,000 Shares or expiration of the offering period, whichever occurs first. Subcription payments will only be disbursed from the escrow account to the Company if at least 100,000 Shares are sold, or if not sold, for the purpose of refunding subscription payments to the subscribers. Subscribers will have no right to return or use of their funds during the offering period, which may last up to 150 days.

                                 LEGAL MATTERS

      To the knowledge of management, there is no material litigation pending or threatened against the Company. The validity of the issuance of the Shares offered hereby will be passed upon for the Company by Thomas G. Kimble & Associates, Salt Lake City, Utah.

                                    EXPERTS

      The consolidated financial statements of Durwood, Inc. as of July 31, 1996, included in this Prospectus have been examined by Jones, Jensen & Co., independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                          DURWOOD, INC.
                  (A Development Stage Company)

                       FINANCIAL STATEMENTS

                          July 31, 1996

                         C O N T E N T S


Independent Auditors' Report . . . . . . . . . . . . . . . .  3

Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . .  4

Statement of Operations  . . . . . . . . . . . . . . . . . .  5

Statement of Stockholders' Equity  . . . . . . . . . . . . .  6

Statement of Cash Flows  . . . . . . . . . . . . . . . . . .  7

Notes to the Financial Statements  . . . . . . . . . . . . .  8

                            JONES, JENSEN & COMPANY
                         CERTIFIED PUBLIC ACCOUNTANTS



                  INDEPENDENT AUDITORS' REPORT


The Board of Directors
Durwood, Inc.
Salt Lake City, Utah

We have audited the accompanying balance sheet of Durwood, Inc. (a development stage company) as of July 31, 1996 and the related statements of operations, stockholders' equity, and cash flows from inception on July 12, 1996 through July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Durwood, Inc. (a development stage company) as of July 31, 1996 and the results of its operations and its cash flows from inception on July 12, 1996 through July 31, 1996 in conformity with generally accepted accounting principles.




Jones, Jensen & Company
August 5, 1996


349 South 200 East, Suite 500, Salt Lake City, Utah 84111

                           DURWOOD, INC.
                   (A Development Stage Company)
                           Balance Sheet


                              ASSETS


                                                     July 31,
                                                      1996
CURRENT ASSETS

  Cash                                                $  10,000

     Total Current Assets                                10,000

     TOTAL ASSETS                                     $  10,000


               LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

  Accounts payable                                    $  -

     Total Current Liabilities                           -

     TOTAL LIABILITIES                                   -

STOCKHOLDERS' EQUITY

  Preferred stock: 500,000 shares
   authorized of $0.001 par value
   but unissued                                          -
  Common stock: 50,000,000 shares
   authorized of $0.001 par value,
   1,000,000 shares issued and outstanding                1,000
  Additional paid-in capital                              9,000

     Total Stockholders' Equity                          10,000

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                           $  10,000




The accompanying notes are an integral part of these financial statements

                           DURWOOD, INC.
                   (A Development Stage Company)
                      Statement of Operations

                                                      From
                                                   Inception on
                                                    July 12,
                                                   1996 Through
                                                   July 31,
                                                      1996

REVENUES                                              $  -

EXPENSES                                                 -

NET INCOME (LOSS)                                     $  -

NET EARNINGS (LOSS)
 PER SHARE OF
 COMMON  STOCK                                        $    0.00



The accompanying notes are an integral part of these financial statements

                             DURWOOD, INC.
                     (A Development Stage Company)
                   Statement of Stockholders' Equity

                                              Additional
                                Common Stock   Paid-in
                              Shares   Amount  Capital    Total

Balance, July 12, 1996       -       $  -       $ -       $  -

Common stock issued for
cash at $0.01 per share
on July 15, 1996          1,000,000      1,000     9,000     10,000

Balance, July 31, 1996    1,000,000  $   1,000  $  9,000  $  10,000



The accompanying notes are an integral part of these financial statements

                             DURWOOD, INC.
                     (A Development Stage Company)
                        Statement of Cash Flows

                                                        From
                                                    Inception on
                                                      July 12,
                                                     1996 Through
                                                      July 31,
                                                        1996
CASH FLOWS FROM FINANCING ACTIVITIES

  Common stock issued for cash                           $  10,000

Net Cash Provided By Financing Activities                   10,000

NET INCREASE IN CASH AND CASH EQUIVALENTS                   10,000

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD            -

CASH AND CASH EQUIVALENTS AT END OF PERIOD               $  10,000

Cash Paid For:

  Interest                                               $  -
  Income taxes                                           $  -


The accompanying notes are an integral part of these financial statements

                           DURWOOD, INC.
                   (A Development Stage Company)
                 Notes to the Financial Statements
                           July 31, 1996

NOTE 1 - ORGANIZATION AND HISTORY

a.      Organization

Durwood, Inc. (the "Company") was recently incorporated under the laws of the State of Delaware on July 12, 1996. The Company has not commenced active business operations and is considered a development stage company. The proposed business and purpose of the Company's formation is to engage in the business of making and selling custom pool cues as collectors items as well as for playing pool and billiards; and to engage in and perform any and all acts and activities customary in connection therewith, or incident thereto. The Company intends to use the proceeds of its proposed public offering, if successful, to purchase equipment for manufacturing custom pool cues and also wood and other raw materials for manufacture into finished goods inventory, and for initial working capital to begin active business operations upon completion of this offering.

b.      Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a July 31, year end.

c.      Cash and Cash Equivalents

Cash equivalents include short-term, highly liquid investments with maturities of three months or less at the time of acquisition.

d.      Earnings (Loss) Per Share

The computations of earnings per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements.

e.      Income Taxes

The Company provides for income taxes based on income reported for financial reporting purposes. At July 31, 1996, the Company has not reported any income or loss, and has therefore not recorded any deferred income taxes.

f.      Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           DURWOOD, INC.
                   (A Development Stage Company)
                 Notes to the Financial Statements
                           July 31, 1996


NOTE 2 -     PROPOSED PUBLIC OFFERING

The Company is offering, on a "best efforts, minimum - maximum" basis up to 200,000 shares of its common stock to the public at $0.50 per share. The offering will terminate 120 days from the effective date thereof (or 150 days if extended by the Company) unless a minimum of $50,000 of subscriptions have been received.

[OUTSIDE BACK COVER PAGE BEGINS HERE]

No dealer, salesman or other person is authorized to give any information or to make any representations other that those contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities covered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, in any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


      TABLE OF CONTENTS                                                   Page

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   2

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

DILUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

COMPARATIVE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

MANAGEMENT'S PLAN OF OPERATION . . . . . . . . . . . . . . . . . . . . . .  11

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .  18

CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . .  20

SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . . .  21

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . See Index










                                 DURWOOD INC.



                                200,000 Shares








                                 Common Stock






                                  PROSPECTUS





                                         , 1996







PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  Indemnification of Directors and Officers

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

1. Section 145 of the Delaware General Corporation Law provides that each corporation shall have the following powers:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders;

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to this section shall, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

2. The Issuer's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Delaware General Corporation Law. The bylaws provide for indemnification in accordance with the foregoing statutory provisions.

ITEM 25.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

                                            Amount

SEC registration fee                     $    100.00
Blue sky fees and expenses                  1,000.00
Printing and shipping expenses                300.00
Legal fees and expenses                    10,000.00
Accounting fees and expenses                  500.00
Transfer and Miscellaneous expenses           100.00
                                         -----------
       Total                             $ 12,000.00

*  All expenses are estimated except the Commission filing fee.

ITEM 26.  Recent Sales of Unregistered Securities

In connection with the organization of the Company, its founding shareholders paid an aggregate of $10,000 cash to purchase 1,000,000 shares of Common Stock of the Company. These transactions were not registered under the Securities Act of 1933 (the "Act") in reliance on the exemption from registration in
Section 4(2) of the Act. The securities were offered and sold without any general solicitation to persons affiliated with the Issuer as founding shareholders, are subject to the resale provisions of Rule 144 and may not be sold or transferred without registration except in accordance with Rule 144. Certificates representing the securities will bear such a legend.

ITEM 27. Exhibits Index (exhibits marked with * were previously filed)

SEC No.   Document                            Exhibit No.

1         Form of Dealer Agreement                1.1*

3         Articles of Incorporation               3.1*

3         By-Laws                                 3.3*

4         Common Stock Specimen Certificate       4.1*

5,24      Opinion & Consent of Counsel         5.1 & 24.1*

20        Subscription Agreement                 20.1*

23        Consent of Accountants                 23.1

27        Financial Data Schedule                27.1*

ITEM 28.  Undertakings

The issuer hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) Include any additional or changed material information on the plan of distribution; and

(iii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake , State of Utah, on December 2nd , 1996.

DURWOOD, INC.

By:  /s/ Darren Heiselt

   President (Chief Executive and Financial Officer)


In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature:  /s/ Darren Heiselt

Title:  President & Director (Chief Executive and Financial Officer)

Date:  December 2nd , 1996